Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

Wednesday, March 22, 2017

CONTACT:     Joe Dorame, Joe Diaz & Robert Blum

                           Lytham Partners, LLC

                           602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS

MADISON HEIGHTS, MICHIGAN, March 22, 2017—InfuSystem Holdings, Inc. (NYSE MKT: INFU), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, reported financial results today for the fourth quarter and full year ended December 31, 2016.

Full Year 2016 Overview:

•	Held rental revenues of $62.2 million and net collected revenues of $64.9 million nearly flat despite the negative pricing impact of the SE1609 announcement by Centers for Medicare and Medicaid Services (“CMS”);

•	Increased product sales by 9% to $8.3 million;

•	Increased third-party payor networks from 340 to 450, or 32%;

•	Net revenues remained consistent at $70.5 million on increased volume, which offset the pricing impact of SE1609;

•	Net income decreased from $2.8 million, $0.12 per diluted share, in 2015 to a net loss of ($0.2) million, or ($0.01) per diluted share, in 2016.

•	EBITDA was $11.7 million compared to $13.9 million in the prior year; AEBITDA was $13.0 million compared to $17.2 million in the prior year – decreases largely attributable to the negative pricing impact of the SE1609;

•	EBITDA margin (EBITDA divided by Net Revenues) was 16.6% compared to 19.8% in the same prior year period; AEBITDA (AEBITDA divided by Net Revenues) margin was 18.5% compared to 24.4% in the prior year;

•	Transitioned more than 1,700 outpatient infusion clinic customers from third party pay model to direct pay model for their Medicare patients, while rolling out the new Express IT computer system; and

•	Increased gross billings by 9%, largest market share held in company history.

Fourth Quarter Overview:

•	Net revenues totaled $16.9 million, a decrease of 10% versus fourth quarter 2015 net revenues (pre-SE1609) of $18.7 million;

•	Product sales decreased 23% to $2.0 million over last year’s comparable quarter due to a large opportunistic sale in the prior year period;

•	Bad debt increased 19% for the quarter compared to the prior year period, largely due to the implementation of SE1609;

•	Net loss of $473,000, or ($0.02) per diluted share, compared to fourth quarter 2015 net income of $1.5 million, or $0.07 per diluted share;

•	EBITDA was $2.4 million, a decrease of 52% compared to the prior year period, with a margin of 14.0% (EBITDA divided by Net Revenues); AEBITDA decreased 44% to $2.9 million with a margin of 17.3% (AEBITDA divided by Net Revenues) versus the fourth quarter of 2015.

•	Net Collected Revenues decreased 13% over last year’s comparable quarter; and

•	Net Collected Rental Revenues decreased 11% over last year’s comparable quarter.

Management Discussion

Eric K. Steen, chief executive officer of InfuSystem, said, “In 2016 we were faced with a number of significant challenges that impacted our top- and bottom-lines for the full year. In late April 2016, CMS issued ruling SE1609, announcing that ambulatory infusion pumps would no longer be reimbursed for Medicare patients leaving an outpatient clinic or physician office. Due to this material change, we quickly reengineered our entire business process with Medicare patients and we successfully transitioned 1,700 of our outpatient infusion clinic customers to a new fee schedule, our direct pay method for their Medicare patients. We accomplished this transition while rolling out our new EXPRESS IT computer system. As a result of our actions, we believe we are strategically positioned to gain market share going forward.”

“Fourth quarter financial results and their comparison to prior year reflects the impact of the transition from billing CMS to billing the outpatient infusion clinic providers directly. However, due to market share gains, fourth quarter oncology and pain management revenue was up 3% compared to the third quarter on a sequential basis. We can more clearly see the results of our market share gain in fourth quarter by the 8% year over year increase in our oncology monthly pump rental volume.”

“Our non-opioid post-surgical pain management service continues to grow,” continued Mr. Steen. “At year end, this business was on a run-rate to serve 5,000 patients annually and generate approximately $1 million dollars in net revenue. Several new clients have already implemented in 2017 and these numbers are moving up and to the right. We will soon be launching our previously developed Block Pain Dashboard Application for mobile phones. We expect this feature to further accelerate the growth of this business in the coming years.”

Mr. Steen concluded, “We enter 2017 with the largest market share in the history of InfuSystem. We recently completed a reengineering and streamlining of our internal operations to increase efficiencies and reduce our annual payroll by more than $1 million. Our plan for 2017 is to focus on leveraging the investments made in the growing the infusion market; limit our capital expenditures; and pay down debt to strengthen our balance sheet. Our information technology, suite of electronic connectivity solutions, and infusion pump fleet have us well positioned to compete in 2017 and beyond.”

Full Year 2016 Results

Net Revenue for the full year ended December 31, 2016 and 2015 was $70.5 million. Although net revenue was consistent with the prior year, we did experience an increase of 9% in Product Sales offset by a decrease of 1% in rentals, largely due to the Company’s implementation of SE1609 from CMS, which resulted in our rental revenues being reduced by approximately $2.6 million for the second half of 2016.

Gross profit decreased $4.9 million, or 10%, compared to the prior year, largely attributable to the increase in cost of revenues – product, service and supply costs of $2.4 million, broken down as supplies and material costs of $0.8 million, service costs of $0.8 million, disposable costs of $0.6 million and freight of $0.2 million, while the increase in cost of revenues—pump depreciation, sales and disposals of $2.4 million was due to $1.5 million of additional pump depreciation as a result of the record number of pump deployments in 2016 and the remaining $0.9 million due to the increased costs of pumps sold during 2016 with lower margin. Gross profit as a percentage of net revenues decreased to 63% compared to the prior year at 70%.

Net Collected Rental Revenue was $56.6 million, a decrease of 2%, compared to last year’s $57.7 million. Bad debt increased $0.4 million compared to the prior year from 8% of Rental Revenue to 9% of Rental Revenue in 2016. This change is largely due to the Company’s implementation of SE1609 from CMS, which was implemented July 1, 2016. As a result of this change to a portion of our billing procedures, we reserved for potential bad debt, resulting in additional expense of approximately $0.7 million.

Year-to-date selling and marketing expenses decreased to $9.7 million, or 7%, compared to December 31, 2015 and decreased as a percentage of net revenues to 14% compared to the prior year at 15%. The decrease of $0.8 million was largely due to a reduction for salaries and benefits of $0.5 million and travel expenses of $0.2 million.

General and administrative (“G&A”) expenses year-to-date were $24.6 million, an increase of 4% from $23.8 million for the year ended December 31, 2015. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on Information Technology (“IT”) and pain management initiatives of $1.7 million offset by decreases in compensation and employee personnel of $0.9 million. G&A expenses during 2016 and 2015 consisted primarily of accounting, administrative, third-party payor billing and contract services, customer service, nurses on staff, new product services, and service center personnel salaries, fringe benefits and other payroll related items, professional fees, legal fees, stock-based compensation, insurance and other miscellaneous items.

Net income for the year decreased from $2.8 million, or $0.12 per diluted share, to a loss of ($0.2) million, or ($0.01) per diluted share, in the current year. Adjusted net income for the year, adding back integration costs associated with the Ciscura acquisition, costs associated with our restatement and other income and expenses, was $0.3 million, or $0.01 per diluted share, compared to $4.4 million, or $0.19 per diluted share, in the same prior year period. A reconciliation table for Adjusted net income, a non-GAAP measure, to net income can be found in the appendix.

For the twelve months ended December 31, 2016, Adjusted EBITDA decreased $4.2 million, or 24% to $13.0 million, compared to $17.2 million in the same prior year period largely due to costs associated with the implementation of SE1609 and the net impact of our restatement. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation table for Adjusted EBITDA, a non-GAAP measure, to EBITDA can be found in the appendix.

Fourth Quarter Results

Net Revenue in the fourth quarter of 2016 was $16.9 million, a decrease of $1.9 million, or 10%, compared to the same quarter ended December 31, 2015. During the period, net revenue from rentals was $14.8 million, a decrease of $1.3 million, or 8%, compared to the same prior year period. As discussed in previously, the implementation of SE1609 impacted our results for the fourth quarter of 2016 by a decrease of approximately $1.3 million. Product sales during the quarter totaled $2.0 million, a decrease of $0.6 million, or 23.0%, compared to $2.6 million in the fourth quarter of 2015.

Selling and marketing expenses were $2.0 million, a decrease of 14%, compared to $2.3 million for the three months ended December 31, 2015. As a percentage of revenue, selling and marketing expenses declined from 13% to 12% compared to the same prior year period. The decrease was largely due to a reduction in salaries and benefits.

G&A expenses were $6.3 million, an increase of 3%, compared to $6.1 million for the quarter ended December 31, 2015. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on Information Technology (“IT”) of $0.2 million and outside services of $0.4 million, which represents costs as a result of our restatement, offset by decreases in stock compensation of $0.1 million, compensation and employee personnel of $0.2 million and service and repair of $0.1 million. As a percentage of revenue, G&A expenses increased slightly as a percentage of revenue from 33% to 37% in the fourth quarter of 2016, largely attributable to the decline in revenue on the pricing impact of SE1609.

Net income in the fourth quarter decreased to a loss of ($0.5) million, or ($0.02) per diluted share, compared to net income of $1.5 million, or $0.07 per diluted share, for the fourth quarter of last year.

For the fourth quarter, Adjusted EBITDA decreased $2.3 million, or 44% to $2.9 million, compared to $5.2 million in the same prior year period. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation table for Adjusted EBITDA, a non-GAAP measure, from net income can be found in the appendix of this press release.

Financial Condition

Net cash provided by operations for the full year ended December 31, 2016 was $7.9 million compared to net cash provided by operations of $7.1 million for the prior year period.

As of December 31, 2016, the Company had cash and cash equivalents of $3.4 million and $9.9 million of availability on its revolving line-of-credit compared to $0.8 million of cash and cash equivalents and $9.9 million of availability on its revolving line-of-credit as of December 31, 2015. Total debt less cash on hand (“Net Debt”) as of December 31, 2016 was $34.1 million compared to the previous fiscal year of $34.2 million.

Conference Call

The Company will conduct a conference call for investors on Wednesday, March 22, 2017 at 10:00 a.m. Eastern Time to discuss fourth quarter and year end performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, Christopher Downs, interim chief financial officer, and Trent Smith, chief accounting officer will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free 800-446-2782 and use the confirmation number 44520213. The release will be available on most financial websites. Additionally, a Web replay will be available on the Company’s website for 30 days.

Non-GAAP Measure

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our Form 10-Q/A’s for 2016. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share and per share data)	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$3,398	$818
Accounts receivable, less allowance for doubtful accounts of $4,989 and $4,737 at December 31, 2016 and 2015, respectively	11,581	12,622
Inventories	2,166	1,916
Other current assets	949	861
Deferred income taxes	2,675	2,743

Total Current Assets	20,769	18,960
Medical equipment held for sale or rental	1,642	2,277
Medical equipment in rental service, net of accumulated depreciation	28,036	27,837
Property & equipment, net of accumulated depreciation	1,997	2,370
Intangible assets, net	31,239	31,534
Deferred income taxes	12,436	12,128
Other assets	225	251

Total Assets	$96,344	$95,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,315	$6,586
Capital lease liability, current	2,938	3,187
Current portion of long-term debt	5,314	1,842
Other current liabilities	2,872	3,641

Total Current Liabilities	16,439	15,256
Long-term debt, net of current portion	26,577	26,548
Capital lease liability, long-term	2,573	3,233
Other long-term liabilities	66	—

Total Long-Term Liabilities	29,216	29,781
Total Liabilities	45,655	45,037

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,867,335 and 22,669,675, as of December 31, 2016, respectively, and issued and outstanding 22,739,550 and 22,541,890, as of December 31, 2015, respectively.	2	2
Additional paid-in capital	91,829	91,238
Retained deficit	(41,142)	(40,920)

Total Stockholders’ Equity	50,689	50,320

Total Liabilities and Stockholders’ Equity	$96,344	$95,357

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
(in thousands, except share data)	2016	2015	2016	2015
Net revenues:
Rentals	$14,840	$16,136	$62,210	$62,952
Product sales	2,014	2,606	8,287	7,589

Net revenues	16,854	18,742	70,497	70,541
Cost of revenues:
Cost of revenues - Product, service and supply costs	3,893	3,551	16,206	13,802
Cost of revenues - Pump depreciation and loss on disposal	2,310	2,004	9,551	7,139

Gross profit	10,651	13,187	44,740	49,600

Selling, general and administrative expenses:
Provision for doubtful accounts	1,719	1,444	5,631	5,234
Amortization of intangibles	1,057	784	3,849	2,884
Selling and marketing	2,028	2,345	9,657	10,424
General and administrative	6,301	6,126	24,629	23,778

Total selling, general and administrative:	11,105	10,699	43,766	42,320

Operating (loss) income	(454)	2,488	974	7,280
Other (expense) income:
Interest expense	(328)	(308)	(1,344)	(1,705)
Loss on extinguishment of long-term debt	—	—	—	(1,599)
Other (expense) income	(15)	41	6	13

Total other expense	(343)	(267)	(1,338)	(3,291)

(Loss) income before income taxes	(797)	2,221	(364)	3,989
Income tax benefit (expense)	324	(696)	142	(1,204)

Net (loss) income	$(473)	$1,525	$(222)	$2,785

Net (loss) income per share:
Basic	$(0.02)	$0.07	$(0.01)	$0.13
Diluted	$(0.02)	$0.07	$(0.01)	$0.12
Weighted average shares outstanding:
Basic	22,667,488	22,516,622	22,617,901	22,414,587
Diluted	22,667,488	22,929,050	22,617,901	22,843,235

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(222)	$2,785
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on extinguishment of long-term debt	—	1,599
Provision for doubtful accounts	5,631	5,234
Depreciation	6,895	5,359
Loss/(gain) on disposal of medical equipment	641	591
Gain on sale of medical equipment	(1,231)	(2,441)
Amortization of intangible assets	3,849	2,884
Amortization of deferred debt issuance costs	31	127
Stock-based compensation expense	462	996
Deferred income tax (benefit) expense	(240)	1,137
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(4,589)	(7,556)
Inventories	(250)	(158)
Other current assets	(88)	(228)
Other assets	166	(497)
Changes in Liabilities - Increase/(Decrease):
Accounts payable and other liabilities	(3,146)	(2,778)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,909	7,054

INVESTING ACTIVITIES
Acquisitions	(370)	(6,156)
Purchases of medical equipment	(5,101)	(4,198)
Purchases of property and equipment	(168)	(314)
Purchases of intangible assets	(3,526)	(5,733)
Proceeds from sale of medical equipment	3,821	4,494

NET CASH USED IN INVESTING ACTIVITIES	(5,344)	(11,907)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(66,999)	(65,202)
Cash proceeds from bank loans and revolving credit facility	66,892	70,429
Debt Issuance Costs	(7)	(157)
Cash Proceeds - Stock Plans	204	265
Common stock repurchased to satisfy taxes on stock based compensation	(75)	(179)

NET CASH PROVIDED BY FINANCING ACTIVITIES	15	5,156

Net change in cash and cash equivalents	2,580	303
Cash and cash equivalents, beginning of year	818	515

Cash and cash equivalents, end of year	$3,398	$818

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET (LOSS) INCOME TO ADJUSTED EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015
Net (loss) income	$(473)	$1,525	$(222)	$2,785
Adjustments:
Interest expense	328	308	1,344	1,705
Income tax (benefit) expense	(324)	696	(142)	1,204
Depreciation	1,770	1,613	6,895	5,359
Amortization	1,057	784	3,849	2,884

EBITDA	$2,358	$4,926	$11,724	$13,937
Stock compensation	128	200	462	996
Loss on early extinguishment of long term debt	—	—	—	1,599
Restatement costs	394		394	—
Strategic alternative/transition costs	36	41	457	669

EBITDA - Adjusted	$2,916	$5,167	$13,037	$17,201

OPERATING (LOSS) INCOME TO ADJUSTED NET (LOSS) INCOME:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015
Operating (loss) income	$(454)	$2,488	$974	$7,280
Adjustments:
Strategic alternative/transition costs	36	41	457	669
Restatement costs	394	—	394	—
Interest expense	(328)	(308)	(1,344)	(1,705)
Other (expense) income	(15)	41	6	13

(Loss) income before income taxes - adjusted	$(367)	$2,262	$487	$6,257
Income tax (benefit) expense (a)	(149)	708	190	1,890

NET (LOSS) INCOME - adjusted	$(218)	$1,554	$297	$4,367

Net (loss) income per share - adjusted:
Basic	$(0.01)	$0.07	$0.01	$0.19
Diluted	$(0.01)	$0.07	$0.01	$0.19
Weighted average shares outstanding:
Basic	22,667,488	22,516,622	22,617,901	22,414,587
Diluted	22,667,488	22,929,050	22,617,901	22,843,235

(a)	Income tax (benefit) expense is calculated using the Company’s current tax rate per the unadjusted financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION (CONTINUED)

(UNAUDITED)

NET COLLECTED REVENUES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015
Net Revenues:
Rentals	$14,840	$16,136	$62,210	$62,952
Product sales	2,014	2,606	8,287	7,589

Total Net Revenues	16,854	18,742	70,497	70,541
Adjustments:
Less: Provision for Doubtful Accounts	(1,719)	(1,444)	(5,631)	(5,234)

Total - Net Collected Revenues - ADJUSTED	$15,135	$17,298	$64,866	$65,307

NET COLLECTED RENTAL REVENUES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015
Net Revenues:
Rentals	$14,840	$16,136	$62,210	$62,952
Adjustments:
Less: Provision for Doubtful Accounts	(1,719)	(1,444)	(5,631)	(5,234)

Total - Net Collected Rental Revenues - ADJUSTED	$13,121	$14,692	$56,579	$57,718